Exhibit 10.1
Vector Group Ltd.
July 14, 2006
Howard M. Lorber
c/o Vector Group Ltd.
100 S.E. Second Street, 32nd Floor
Miami, FL 33131
Dear Mr. Lorber:
     This letter agreement will confirm the understanding between Vector Group Ltd. (“Vector”) and you, as a stockholder of Vector, in connection with Vector’s private placement of $110 million of 3 7/8% Variable Interest Senior Convertible Debentures due 2026 (the “Debentures”), which closed on July 12, 2006. Prior to the offering, Jefferies & Company (“Jefferies”), the initial purchaser of the Debentures, advised Vector that, to successfully market the offering, purchasers of Debentures must be able to borrow shares of Vector common stock on normal terms in order to hedge purchases of the Debentures. Based on the existing public float of Vector’s stock, Jefferies indicated that there may not be a sufficient number of shares available in the market to effect such loans. If Vector so requests, you or your affiliates may open, and deposit shares of Vector’s common stock (“Margin Shares”) into, one or more margin accounts with Jefferies (the “Margin Accounts”) which may be borrowed by purchasers of the Debentures (“Purchasers”), to facilitate hedging transactions entered into by Purchasers. You and your affiliates, however, have no obligation to maintain any Margin Shares in the Margin Accounts and may withdraw such Margin Shares, if any, from the Margin Accounts at any time.
     In connection with the potential deposit by you or your affiliates of the Margin Shares in the Margin Accounts, Vector hereby agrees as follows:
     (i) For a period of two years following the date of this letter agreement, it will hold you and your affiliates harmless, on an after-tax basis, against the increase, if any, in the income tax rate applicable to payments to you or your affiliates in respect of dividends paid by Vector on the Margin Shares as a result of you or your affiliates having deposited the Margin Shares in the Margin Accounts or the Margins Shares being borrowed by Purchasers, provided that (x) the Margin Shares are only borrowed by Purchasers and (y) the aggregate number of Margin Shares, together with any other shares similarly deposited by other executive officers or principal stockholders of Vector into margin accounts with Jefferies to be borrowed by Purchasers, does not exceed 2,000,000 shares. Any such indemnification against additional income tax shall fully consider the income tax effect of receiving any and all such payments.

Mr. Howard M. Lorber
July 14, 2006

     (ii) Promptly following the date hereof, Vector will use all reasonable efforts to file and keep in effect a Registration Statement on Form S-3 or other applicable form to register the resale of the Margin Shares under the Securities Act of 1933, as amended.
In the event of any change in capitalization affecting the Vector common stock, including, without limitation, a stock dividend or other distribution, stock split, spin-off, reorganization or recapitalization, the aggregate number of shares upon which any tax indemnity shall be computed shall be appropriately adjusted.
Vector represents to you that (i) Vector has the requisite corporate power and authority to enter into and perform its obligations under this letter agreement; (ii) this letter agreement has been approved by the Audit Committee of Vector’s Board of Directors; and (iii) any necessary exceptions or waivers under Vector’s Code of Business Conduct and Ethics have been obtained in order to permit Vector to enter into and perform its obligations under this letter agreement.
This letter agreement contains all the understandings between Vector and you pertaining to the matters referred to herein, and supercedes all undertakings and agreements, whether oral or in writing, previously entered into by Vector and you with respect hereto. No provision of this letter agreement may be amended or waived unless such amendment or waiver is agreed to in writing signed by you and a duly authorized officer of Vector. No waiver by Vector or you of any breach by the other party hereto of any condition or provision of this letter agreement to be performed by such other party shall be deemed a waiver of another similar or dissimilar condition or provision at the same time, any prior time or any subsequent time. If any provision of this letter agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this letter agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

Mr. Howard M. Lorber
July 14, 2006

     Please indicate your agreement with the foregoing by signing this letter agreement in the space provided below.

Very truly yours,

VECTOR GROUP LTD.

By:	/s/ RICHARD J. LAMPEN Richard J. Lampen
Executive Vice President
The foregoing letter agreement
is consented and agreed to as of the
date first written above.

/s/ HOWARD M. LORBER Howard M. Lorber